CUSIP NO.  004616 20 7             13G         Page 1 of 9 Pages



                              UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                              SCHEDULE 13G

                Under the Securities Exchange Act of 1934
                            (Amendment No. 2)*

                                ACMAT Corp.
                            (Name of Issuer)

                                Common - Class A
                     (Title of Class of Securities)

                              004616 20 7
                             (CUSIP Number)


Check the following box if a fee is being paid with this statement ( )    .
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).













CUSIP NO.  004616 20 7              13G         Page 2 of 9 Pages


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Franklin Resources, Inc.
      13-2670991

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

            (a)
            (b)   X

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


      5.    SOLE VOTING POWER

            495,000

      6.    SHARED VOTING POWER

      7.    SOLE DISPOSITIVE POWER

      8.    SHARED DISPOSITIVE POWER

            495,000

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           495,000

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES



11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      17.5%

12    TYPE OF REPORTING PERSON

      IA, HC***




CUSIP NO.  004616 20 7              13G         Page 3 of 9 Pages


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Franklin Balance Sheet Investment Fund
      94-3108595

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

            (a)
            (b)   X

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Massachusetts

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


      5.    SOLE VOTING POWER

            295,000

      6.    SHARED VOTING POWER

      7.    SOLE DISPOSITIVE POWER

      8.    SHARED DISPOSITIVE POWER

            295,000

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           295,000

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES



11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      10.4%

12    TYPE OF REPORTING PERSON

      IV




CUSIP NO.  004616 20 7              13G         Page 4 of 9 Pages


1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Franklin Small Cap Growth Fund
      94-3156723

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

            (a)
            (b)   X

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


      5.    SOLE VOTING POWER

            200,000

      6.    SHARED VOTING POWER

      7.    SOLE DISPOSITIVE POWER

      8.    SHARED DISPOSITIVE POWER

            200,000

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           200,000

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES



11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      7.1%

12    TYPE OF REPORTING PERSON

      IV




CUSIP NO.  004616 20 7              13G         Page 5 of 9 Pages





Item 1.
      (a)   Name of Issuer

            ACMAT Corp.

      (b)   Address of Issuer's Principal Executive Offices

            233 Main Street
            P.O. Box 2350
            New Britain, CT 06050


Item 2.
      (a)   Name of Person Filing

            Franklin Resources, Inc.

      (b)   Address of Principal Business Office

            777 Mariners Island Blvd.
            San Mateo, California 94404

      (c)   Place of Organization

            Delaware

      (d)   Title of Class of Securities

            Common

      (e)   CUSIP

            004616 20 7

Item 3.
      (d)   Investment Company

      (e)   Investment Adviser

      (g)   Parent Holding Company (Note: See Item 7)








CUSIP NO.  004616 20 7              13G         Page 6 of 9 Pages


Item 4.     Ownership
      (a)   Amount Beneficially Owned

            495,000

      (b)   Percent of Class

            17.5%

      (c)   Number of Shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                  495,000

            (ii)  Shared power to vote or to direct the vote

            (iii) Sole power to dispose or to direct the disposition of

            (iv)  Shared power to dispose or to direct the disposition of

                  495,000

Item 5.     Ownership of Five Percent or Less of a Class
            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

            Not Applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

            Franklin Balance Sheet Investment Fund and Franklin Small Cap Growth Fund, mutual funds registered with the S.E.C., have the right to receive dividends from and the proceeds from the sale of more than five percent of the class of such securities.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

            See Attached Exhibit

Item 8.     Identification and Classification of Members of the Group

            Not Applicable

Item 9.     Notice of Dissolution of Group

            Not Applicable

CUSIP NO.   004616 20 7             13G         Page 7 of 9 Pages

Item 10.    Certification

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

This report shall not be construed as an admission by the person filing the report (Franklin Resources, Inc.) that it is the beneficial owner of any securities covered by this report. ***


                               SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 7, 1995
Date


S\DEBORAH R. GATZEK
Signature

Deborah R. Gatzek
Senior Vice President-Legal
& Assistant Secretary
Name/Title


***Franklin Resources, Inc., its subsidiaries, and investment companies advised by such subsidaries are of the view that they are not active as a "group" for purposes of Section 13(d) under the Securities Exchange Act of 1934 ("1934 Act") and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities under Rule 13 d-3 promulgated under the 1934 Act. Therefore, they are of the view that the shares held by Franklin Resources, Inc., its subsidiaries, and investment companies advised by such subsidiaries need not be aggregated for purposes of Section 13(d). However, Franklin Resources, Inc. is making this filing on a voluntary basis as if all the shares were beneficially owned by Franklin Resources, Inc., its subsidiaries, and investment companies advised by such subsidiaries with respect to the exercise of investment discretion.





CUSIP NO. 004616 20 7               13G         Page 8 of 9 Pages

Item 10.    Certification

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

This report shall not be construed as an admission by the person filing the report (Franklin Resources, Inc.) that it is the beneficial owner of any securities covered by this report.***


                               SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 7, 1995
Date

S\DEBORAH R. GATZEK
Signature

Deborah R. Gatzek
Vice President & Secretary
Franklin Balance Sheet Investment Fund
Name/Title


***Franklin Resources, Inc., its subsidiaries, and investment companies advised by such subsidaries are of the view that they are not active as a "group" for purposes of Section 13(d) under the Securities Exchange Act of 1934("1934 Act") and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities under Rule 13 d-3 promulgated under the 1934 Act. Therefore, they are of the view that the shares held by Franklin Resources, Inc., its subsidiaries, and investment companies advised by such subsidiaries need not be aggregated for purposes of Section 13(d). However, Franklin Resources, Inc. is making this filing on a voluntary basis as if all the shares were beneficially owned by Franklin Resources, Inc., its subsidiaries, and investment companies advised by such subsidiaries with respect to the exercise of investment discretion.







CUSIP NO. 004616 20 7               13G         Page 9 of 9 Pages

Item 10.    Certification

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

This report shall not be construed as an admission by the person filing the report (Franklin Resources, Inc.) that it is the beneficial owner of any securities covered by this report.***


                               SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 7, 1995
Date

S\DEBORAH R. GATZEK
Signature

Deborah R. Gatzek
Vice President & Secretary
Franklin Small Cap Growth Fund
Name/Title


***Franklin Resources, Inc., its subsidiaries, and investment companies advised by such subsidaries are of the view that they are not active as a "group" for purposes of Section 13(d) under the Securities Exchange Act of 1934("1934 Act") and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities under Rule 13 d-3 promulgated under the 1934 Act. Therefore, they are of the view that the shares held by Franklin Resources, Inc., its subsidiaries, and investment companies advised by such subsidiaries need not be aggregated for purposes of Section 13(d). However, Franklin Resources, Inc. is making this filing on a voluntary basis as if all the shares were beneficially owned by Franklin Resources, Inc., its subsidiaries, and investment companies advised by such subsidiaries with respect to the exercise of investment discretion.









FRANKLIN RESOURCES, INC.
EXHIBIT TO SCHEDULE 13G

ITEM 7
ITEM 3
IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARIES              CLASSIFICATION


FRANKLIN ASSET MANAGEMENT SYSTEMS                              3(e)
PROPERTY RESOURCES, INC.
CONTINENTAL PROPERTY MANAGEMENT COMPANY
FS CAPITAL GROUP
FS PROPERTIES, INC.
FRANKLIN PROPERTIES, INC.
FRANKLIN REAL ESTATE MANAGEMENT, INC.                          3(e)
FRANKLIN/TEMPLETON INVESTOR SERVICES, INC.
FRANKLIN ADVISERS, INC.                                        3(e)
FRANKLIN/TEMPLETON DISTRIBUTORS, INC.                          3(e), 3(a)
FRANKLIN CAPITAL CORPORATION
FRANKLIN/TEMPLETON TRAVEL, INC.
FRANKLIN/TEMPLETON TRUST COMPANY
FRANKLIN BANK                                                  3(b)
FRANKLIN ENERGY CORPORATION
ILA FINANCIAL SERVICES, INC.
ARIZONA LIFE INSURANCE COMPANY OF AMERICA
FRANKLIN MANAGEMENT, INC.                                      3(e)
FRANKLIN INSTITUTIONAL SERVICES CORP.                          3(e)
FRANKLIN AGENCY, INC.
FRANKLIN PARTNERS INC.

FRANKLIN UNIVERSAL TRUST                                       3(d)
FRANKLIN PRINCIPAL MATURITY TRUST                              3(d)
FRANKLIN MULTI-INCOME TRUST                                    3(d)
FRANKLIN GOLD FUND                                             3(d)
FRANKLIN PREMIER RETURN FUND                                   3(d)
FRANKLIN EQUITY FUND                                           3(d)
AGE HIGH INCOME FUND, INC.                                     3(d)
FRANKLIN CUSTODIAN FUNDS, INC.                                 3(d)
          GROWTH SERIES                                        3(d)
          UTILITIES SERIES                                     3(d)
          DYNATECH SERIES                                      3(d)
          INCOME SERIES                                        3(d)
          U.S. GOVERNMENT SECURITIES SERIES                    3(d)
FRANKLIN MONEY FUND                                            3(d)
FRANKLIN CALIFORNIA TAX-FREE INCOME FUND, INC.                 3(d)
FRANKLIN FEDERAL MONEY FUND                                    3(d)
FRANKLIN TAX-EXEMPT MONEY FUND                                 3(d)
FRANKLIN NEW YORK TAX-FREE INCOME FUND, INC.                   3(d)
                             Page 1 of 7
FRANKLIN FEDERAL TAX-FREE INCOME FUND                          3(d)
FRANKLIN TAX-FREE TRUST                                        3(d)
          FRANKLIN MASSACHUSETTS INSURED TAX-FREE INCOME FUND  3(d)
          FRANKLIN MICHIGAN INSURED TAX-FREE INCOME FUND       3(d)
          FRANKLIN MINNESOTA INSURED TAX-FREE INCOME FUND      3(d)
          FRANKLIN INSURED TAX-FREE INCOME FUND                3(d)
          FRANKLIN OHIO INSURED TAX-FREE INCOME FUND           3(d)
          FRANKLIN PUERTO RICO TAX-FREE INCOME FUND            3(d)
          FRANKLIN ARIZONA TAX-FREE INCOME FUND                3(d)
          FRANKLIN COLORADO TAX-FREE INCOME FUND               3(d)
          FRANKLIN GEORGIA TAX-FREE INCOME FUND                3(d)
          FRANKLIN PENNSYLVANIA TAX-FREE INCOME FUND           3(d)
          FRANKLIN HIGH YIELD TAX-FREE INCOME FUND             3(d)
          FRANKLIN MISSOURI TAX-FREE INCOME FUND               3(d)
          FRANKLIN OREGON TAX-FREE INCOME FUND                 3(d)
          FRANKLIN TEXAS TAX-FREE INCOME FUND                  3(d)
          FRANKLIN VIRGINIA TAX-FREE INCOME FUND               3(d)
          FRANKLIN ALABAMA TAX-FREE INCOME FUND                3(d)
          FRANKLIN FLORIDA TAX-FREE INCOME FUND                3(d)
          FRANKLIN CONNECTICUT TAX-FREE INCOME FUND            3(d)
          FRANKLIN INDIANA TAX-FREE INCOME FUND                3(d)
          FRANKLIN LOUISIANA TAX-FREE INCOME FUND              3(d)
          FRANKLIN MARYLAND TAX-FREE INCOME FUND               3(d)
          FRANKLIN NORTH CAROLINA TAX-FREE INCOME FUND         3(d)
          FRANKLIN NEW JERSEY TAX-FREE INCOME FUND             3(d)
          FRANKLIN KENTUCKY TAX-FREE INCOME FUND               3(d)
          FRANKLIN FEDERAL INTERMEDIATE-TERM
                     TAX-FREE INCOME FUND                      3(d)
          FRANKLIN ARIZONA INSURED TAX-FREE INCOME FUND        3(d)
          FRANKLIN FLORIDA INSURED TAX-FREE INCOME FUND        3(d)
FRANKLIN CALIFORNIA TAX-FREE TRUST                             3(d)
          FRANKLIN CALIFORNIA INSURED TAX-FREE INCOME FUND     3(d)
          FRANKLIN CALIFORNIA TAX-EXEMPT MONEY FUND            3(d)
          FRANKLIN CALIFORNIA INTERMEDIATE-TERM
                     TAX-FREE INCOME FUND                      3(d)
FRANKLIN NEW YORK TAX-FREE TRUST                               3(d)
          FRANKLIN NEW YORK TAX-EXEMPT MONEY FUND              3(d)
          FRANKLIN NEW YORK INTERMEDIATE-TERM TAX-FREE
                     INCOME FUND                               3(d)
          FRANKLIN NEW YORK INSURED TAX-FREE INCOME FUND       3(d)
FRANKLIN INVESTORS SECURITIES TRUST                            3(d)
          FRANKLIN GLOBAL GOVERNMENT INCOME FUND               3(d)
          FRANKLIN SHORT-INTERMEDIATE
                     U.S. GOVERNMENT SECURITIES FUND           3(d)
          FRANKLIN CONVERTIBLE SECURITIES FUND                 3(d)
          FRANKLIN ADJUSTABLE U.S. GOVERNMENT SECURITIES FUND  3(d)
          FRANKLIN EQUITY INCOME FUND                          3(d)
          FRANKLIN ADJUSTABLE RATE SECURITIES FUND             3(d)
INSTITUTIONAL FIDUCIARY TRUST                                  3(d)
          MONEY MARKET PORTFOLIO                               3(d)
          FRANKLIN LATE DAY MONEY MARKET PORTFOLIO             3(d)
          FRANKLIN U.S. GOVERNMENT SECURITIES MONEY
                     MARKET PORTFOLIO                          3(d)
                             Page 2 of 7
          FRANKLIN U.S. TREASURY MONEY MARKET PORTFOLIO        3(d)
          FRANKLIN INSTITUTIONAL ADJUSTABLE U.S. GOVERNMENT
                     SECURITIES FUND                           3(d)
          FRANKLIN INSTITUTIONAL ADJUSTABLE
                     RATE SECURITIES FUND                      3(d)
          FRANKLIN U.S. GOVERNMENT AGENCY MONEY MARKET FUND    3(d)
          FRANKLIN CASH RESERVES FUND                          3(d)
FRANKLIN BALANCE SHEET INVESTMENT FUND                         3(d)
FRANKLIN TAX-ADVANTAGED INTERNATIONAL BOND FUND                3(d)
FRANKLIN TAX-ADVANTAGED U.S. GOVERNMENT SECURITIES FUND        3(d)
FRANKLIN TAX-ADVANTAGED HIGH YIELD SECURITIES FUND             3(d)
FRANKLIN MANAGED TRUST                                         3(d)
          FRANKLIN CORPORATE QUALIFIED DIVIDEND FUND           3(d)
          FRANKLIN RISING DIVIDENDS FUND                       3(d)
          FRANKLIN INVESTMENT GRADE INCOME FUND                3(d)
FRANKLIN STRATEGIC MORTGAGE PORTFOLIO                          3(d)
FRANKLIN MUNICIPAL SECURITIES TRUST                            3(d)
          FRANKLIN HAWAII MUNICIPAL BOND FUND                  3(d)
          FRANKLIN CALIFORNIA HIGH YIELD MUNICIPAL FUND        3(d)
          FRANKLIN WASHINGTON MUNICIPAL BOND FUND              3(d)
          FRANKLIN TENNESSEE MUNICIPAL BOND FUND               3(d)
          FRANKLIN ARKANSAS MUNICIPAL BOND FUND                3(d)
FRANKLIN STRATEGIC SERIES                                      3(d)
          FRANKLIN CALIFORNIA GROWTH FUND                      3(d)
          FRANKLIN MIDCAP GROWTH FUND                          3(d)
          FRANKLIN INSTITUTIONAL MIDCAP GROWTH FUND            3(d)
          FRANKLIN GLOBAL UTILITIES FUND                       3(d)
          FRANKLIN SMALL CAP GROWTH FUND                       3(d)
          FRANKLIN GLOBAL HEALTH CARE FUND                     3(d)
          FRANKLIN STRATEGIC INCOME FUND                       3(d)
          FRANKLIN NATURAL RESOURCES FUND                      3(d)
ADJUSTABLE RATE SECURITIES PORTFOLIOS                          3(d)
          U.S. GOVERNMENT ADJUSTABLE RATE
                  MORTGAGE PORTFOLIO                           3(d)
          ADJUSTABLE RATE SECURITIES PORTFOLIO                 3(d)
THE MONEY MARKET PORTFOLIOS                                    3(d)
           THE MONEY MARKET PORTFOLIO                          3(d)
           THE U.S. GOVERNMENT SECURITIES
                  MONEY MARKET PORTFOLIO                       3(d)
MIDCAP GROWTH PORTFOLIO                                        3(d)
THE RISING DIVIDENDS PORTFOLIO                                 3(d)
FRANKLIN INTERNATIONAL TRUST                                   3(d)
          FRANKLIN PACIFIC GROWTH FUND                         3(d)
          FRANKLIN INTERNATIONAL EQUITY FUND                   3(d)
FRANKLIN REAL ESTATE SECURITIES TRUST                          3(d)
          FRANKLIN REAL ESTATE SECURITIES FUND                 3(d)
FRANKLIN TEMPLETON GLOBAL TRUST                                3(d)
          FRANKLIN TEMPLETON GERMAN GOVERNMENT BOND FUND       3(d)
          FRANKLIN TEMPLETON GLOBAL CURRENCY FUND              3(d)
          FRANKLIN TEMPLETON HARD CURRENCY FUND                3(d)
          FRANKLIN TEMPLETON HIGH INCOME CURRENCY FUND         3(d)
FRANKLIN TEMPLETON MONEY FUND TRUST                            3(d)
          FRANKLIN TEMPLETON MONEY FUND II                     3(d)
                             Page 3 of 7
FRANKLIN VALUEMARK FUNDS                                       3(d)
          MONEY MARKET FUND                                    3(d)
          EQUITY GROWTH FUND                                   3(d)
          PRECIOUS METALS FUND                                 3(d)
          REAL ESTATE SECURITIES FUND                          3(d)
          UTILITY EQUITY FUND                                  3(d)
          HIGH INCOME FUND                                     3(d)
          GLOBAL INCOME FUND                                   3(d)
          INVESTMENT GRADE INTERMEDIATE BOND FUND              3(d)
          INCOME SECURITIES FUND                               3(d)
          U.S. GOVERNMENT SECURITIES FUND                      3(d)
          ZERO COUPON FUND - 1995                              3(d)
          ZERO COUPON FUND - 2000                              3(d)
          ZERO COUPON FUND - 2005                              3(d)
          ZERO COUPON FUND - 2010                              3(d)
          ADJUSTABLE U.S. GOVERNMENT FUND                      3(d)
          RISING DIVIDENDS FUND                                3(d)
          TEMPLETON PACIFIC GROWTH FUND                        3(d)
          TEMPLETON INTERNATIONAL EQUITY FUND                  3(d)
          TEMPLETON DEVELOPING MARKETS EQUITY FUND             3(d)
          TEMPLETON GLOBAL GROWTH FUND                         3(d)
          TEMPLETON GLOBAL ASSET ALLOCATION FUND               3(d)
FRANKLIN GOVERNMENT SECURITIES TRUST                           3(d)

TEMPLETON WORLDWIDE, INC.
TEMPLETON GLOBAL INVESTORS, INC.
TEMPLETON QUANTITATIVE ADVISORS, INC.                          3(e)
TEMPLETON/FRANKLIN INVESTMENT SERVICES, INC.                   3(e),3(a)
TEMPLETON FUNDS TRUST COMPANY
TEMPLETON FUNDS ANNUITY COMPANY
TEMPLETON INVESTMENT COUNSEL, INC.                             3(e)
TEMPLETON MANAGEMENT LIMITED
TEMPLETON HERITAGE LIMITED
TEMPLETON INTERNATIONAL, INC.
TEMPLETON INVESTMENT MANAGEMENT (Hong Kong) LIMITED            3(e)
TEMPLETON/FRANKLIN INVESTMENT SERVICES (Asia) LIMITED
TEMPLETON INVESTMENT MANAGEMENT (Singapore) PTE. LTD.
TEMPLETON INVESTMENT MANAGEMENT (Australia) LIMITED
TEMPLETON GLOBAL INVESTORS LIMITED
TEMPLETON INVESTMENT MANAGEMENT LIMITED
TEMPLETON UNIT TRUST MANAGERS LIMITED
TEMPLETON HOLDINGS LIMITED
TEMPLETON GLOBAL STRATEGIC SERVICES S.A.
TEMPLETON GLOBAL STRATEGIC SERVICES (Deutschland) GMBH
TEMPLETON/NATIONAL BANK OF GREECE MANAGEMENT (Luxembourg) S.A.
TEMPLETON MANAGEMENT (Lux.) S.A.
T.G.H. HOLDINGS LTD.
TEMPLETON, GALBRAITH AND HANSBERGER LTD.                       3(e)
FRANKLIN/TEMPLETON EXERCISE FACILITIES, INC.

TEMPLETON SMALLER COMPANIES GROWTH FUND, INC.                  3(d)
TEMPLETON FUNDS, INC.                                          3(d)
          TEMPLETON WORLD FUND                                 3(d)
                             Page 4 of 7
          TEMPLETON FOREIGN FUND                               3(d)
TEMPLETON INCOME TRUST                                         3(d)
          TEMPLETON INCOME FUND                                3(d)
          TEMPLETON MONEY FUND                                 3(d)
TEMPLETON GROWTH FUND, INC.                                    3(d)
TEMPLETON EMERGING MARKETS FUND, INC.                          3(d)
TEMPLETON GLOBAL INCOME FUND, INC.                             3(d)
TEMPLETON VARIABLE ANNUITY FUND                                3(d)
TEMPLETON VARIABLE PRODUCTS SERIES FUND                        3(d)
          TEMPLETON MONEY MARKET FUND                          3(d)
          TEMPLETON BOND FUND                                  3(d)
          TEMPLETON STOCK FUND                                 3(d)
          TEMPLETON ASSET ALLOCATION FUND                      3(d)
          TEMPLETON INTERNATIONAL FUND                         3(d)
TEMPLETON GLOBAL GOVERNMENTS INCOME TRUST                      3(d)
TEMPLETON REAL ESTATE SECURITIES FUND                          3(d)
TEMPLETON GLOBAL OPPORTUNITIES TRUST                           3(d)
TEMPLETON GLOBAL UTILITIES, INC.                               3(d)
INDONESIA DEVELOPMENT FUND LIMITED
TEMPLETON GLOBAL GROWTH FUND LTD.
TEMPLETON GLOBAL INCOME PORTFOLIO LTD.
TEMPLETON INTERNATIONAL EMERGING MARKETS FUND
TEMPLETON INTERNATIONAL GROWTH FUND
TEMPLETON INTERNATIONAL FOREIGN FUND
TEMPLETON INTERNATIONAL GLOBAL INCOME FUND
TEMPLETON INSTITUTIONAL FUNDS, INC.                            3(d)
          TEMPLETON GROWTH SERIES                              3(d)
          TEMPLETON FOREIGN EQUITY SERIES                      3(d)
          TEMPLETON EMERGING MARKETS SERIES                    3(d)
          TEMPLETON GLOBAL FIXED INCOME SERIES                 3(d)
          TEMPLETON FOREIGN EQUITY (South Africa Free) SERIES  3(d)
TEMPLETON AMERICAN TRUST, INC.                                 3(d)
TEMPLETON CAPITAL ACCUMULATOR FUND, INC.                       3(d)
TEMPLETON DEVELOPING MARKETS TRUST                             3(d)
TEMPLETON GROWTH FUND, LTD.
TEMPLETON GLOBAL GROWTH FUND, LTD. (Australia)
ASIAN DEVELOPMENT EQUITY FUND
TEMPLETON GLOBAL BOND FUND
TEMPLETON TREASURY BILL FUND
TEMPLETON GLOBAL GROWTH TRUST
TEMPLETON GLOBAL BALANCED TRUST
TEMPLETON GLOBAL INCOME FUND (III)
TEMPLETON GLOBAL SMALLER COMPANIES FUND
TEMPLETON CANADIAN STOCK FUND
TEMPLETON INTERNATIONAL STOCK FUND
TEMPLETON EMERGING MARKETS INVESTMENT TRUST PLC
TEMPLETON VALUE TRUST
TEMPLETON EMERGING GROWTH STOCK PORTFOLIO N.V.
TEMPLETON ASIA FUND
TEMPLETON CANADIAN BOND FUND
TEMPLETON POOLED INVESTMENT TRUST
          TEMPLETON INTERNATIONAL EQUITY TRUST
          TEMPLETON INTERNATIONAL STOCK TRUST
                             Page 5 of 7
          TEMPLETON GLOBAL EQUITY TRUST
TEMPLETON GLOBAL STRATEGY SICAV
          TEMPLETON ASIAN GROWTH FUND
          TEMPLETON ASIAN SMALLER COMPANIES FUND
          TEMPLETON CHINA FUND
          TEMPLETON KOREAN FUND
          TEMPLETON GLOBAL INCOME FUND
          TEMPLETON EMERGING MARKETS FUND
          TEMPLETON GLOBAL GROWTH FUND
          TEMPLETON DEUTSCHEMARK GLOBAL GROWTH FUND
          TEMPLETON SMALLER COMPANIES FUND
          TEMPLETON EUROPEAN FUND
          TEMPLETON DEUTSCHEMARK GLOBAL BOND FUND
          TEMPLETON U.S. GOVERNMENT FUND
          TEMPLETON EMERGING MARKETS FIXED INCOME FUND
          TEMPLETON HAVEN FUND
          TEMPLETON GLOBAL INFRASTRUCTURE AND COMMUNICATIONS FUND
          TEMPLETON PAN-AMERICAN FUND
          TEMPLETON GLOBAL UTILITIES FUND
          TEMPLETON GLOBAL CONVERTIBLE FUND
          TEMPLETON GLOBAL BALANCED FUND
          TEMPLETON U.S. DOLLAR LIQUID RESERVE FUND
          TEMPLETON DEUTSCHEMARK LIQUID RESERVE FUND
TEMPLETON BALANCED FUND
TEMPLETON/NATIONAL BANK OF GREECE TRANS-EUROPEAN FUND
          GROWTH
          INCOME
TEMPLETON EMERGING MARKETS FUND (Canada)
TEMPLETON EMERGING ASIA
STRUCTURED EQUITY FUND "ALPHA" LTD.
TEMPLETON INTERNATIONAL EQUITY TRUST
TEMPLETON CANADIAN EQUITY TRUST
TEMPLETON EMERGING MARKETS TRUST
TEMPLETON EMERGING MARKET APPRECIATION FUND, LTD.
TEMPLETON GLOBAL VALUE LTD.
TEMPLETON WORLDWIDE AGGRESSIVE LTD.
TEMPLETON ALTERNATIVE STRATEGIES LTD.
TEMPLETON GLOBAL HEDGED CONVERTIBLE LTD.
TEMPLETON EMERGING MARKETS HEDGE FUND LTD.
TEMPLETON GLOBAL INFRASTRUCTURE FUND
TEMPLETON ETHNOFUND - GROWTH PORTFOLIO
TEMPLETON ETHNOFUND - INCOME PORTFOLIO
TEMPLETON LIFE FUND - STERLING HAVEN
TEMPLETON LIFE FUND - GLOBAL FIXED INTEREST
TEMPLETON LIFE FUND - GLOBAL MANAGED
TEMPLETON LIFE FUND - GLOBAL GROWTH
TEMPLETON LIFE FUND - GLOBAL ENTERPRISE
TEMPLETON PENSIONS FUND - STERLING HAVEN - EXEMPT
TEMPLETON PENSIONS FUND - GLOBAL FIXED INTEREST - EXEMPT
TEMPLETON PENSIONS FUND - GLOBAL MANAGED - EXEMPT
TEMPLETON PENSIONS FUND - GLOBAL GROWTH - EXEMPT
TEMPLETON PENSIONS FUND - GLOBAL ENTERPRISE - EXEMPT
TEMPLETON EMERGING MARKETS INVESTMENT TRUST "C"
                             Page 6 of 7
TEMPLETON LATIN AMERICA INVESTMENT TRUST PLC
TEMPLETON EXEMPT TRUST

TEMPLETON CHINA WORLD FUND, INC.                               3(d)
ALPHA FUND
           OFFSHORE
           DOMESTIC
31 WEST FUND L. P.
STRUCTURED ASSET MANAGEMENT FUND L.P.
GLOBAL DERIVATIVES FUND
TEMPLETON EMERGING MARKETS INCOME FUND, INC.                   3(d)
TEMPLETON GLOBAL INVESTMENT TRUST                              3(d)
          TEMPLETON GLOBAL INFRASTRUCTURE FUND                 3(d)
          TEMPLETON GROWTH AND INCOME FUND                     3(d)
          TEMPLETON AMERICAS GOVERNMENT SECURITIES FUND        3(d)
          TEMPLETON GREATER EUROPEAN FUND                      3(d)
          TEMPLETON LATIN AMERICA FUND                         3(d)
TEMPLETON EMERGING MARKETS APPRECIATION FUND, INC.             3(d)
TEMPLETON EMERGING MARKETS APPRECIATION FUND (CANADA)
FRANKLIN/TEMPLETON JAPAN FUND                                  3(d)
TEMPLETON DRAGON FUND, INC.                                    3(d)
TEMPLETON VIETNAM OPPORTUNITIES FUND, INC.                     3(d)
TEMPLETON CANADIAN ASSET ALLOCATION FUND
TEMPLETON GLOBAL BALANCED FUND
TEMPLETON INTERNATIONAL BALANCED FUND
TEMPLETON RUSSIA FUND, INC.                                    3(d)

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